Exhibit 99.1

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — February 7, 2013 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of ninety cents per share of common stock payable to shareholders of record as of February 27, 2013. The dividend will be payable March 11, 2013.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with over $1 billion in revenue and 18 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.